[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

 Exhibit 5.1

March 21, 2002

UTStarcom, Inc.

1275 Harbor Bay Parkway, Suite 100

Alameda, CA  94502

                Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on March 21, 2002 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,780,761 shares of your Common Stock (collectively, the “Shares”) pursuant to the 1997 Stock Plan, 2001 Director Option Plan and Advanced Communication Devices Corporation Incentive Program (collectively, the “Plans”).  As legal counsel for UTStarcom, Inc., we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that the Shares, when issued and sold in the manner described in the Plans and pursuant to the agreement that accompanies each grant under the Plans, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI